                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (the "ESCROW AGREEMENT") is made and entered into as of July 6, 1999 by and among Silicon Valley Group, Inc., a Delaware corporation ("BUYER"), and Watkins- Johnson Company, a California corporation (the "SELLER"), and U.S. Bank Trust National Association, as escrow agent (the "ESCROW AGENT").


                                    RECITALS

     A. Buyer and Seller are parties to that certain Securities Purchase Agreement (the "PURCHASE AGREEMENT"), providing for the acquisition (the "ACQUISITION") by Buyer of the Semiconductor Equipment Group of Seller. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

     B. One of the conditions to the closing of the Acquisition, as set forth in the Purchase Agreement, is the execution and delivery of this Escrow Agreement.

     C. Pursuant to Sections 1.5 and 7.5 of the Purchase Agreement, Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent $3,450,000 in immediately available funds (the "ESCROW AMOUNT") into an escrow fund (the "ESCROW FUND"). The Escrow Amount will be used to satisfy any potential indemnification obligations of Seller to any SVG Indemnified Party for Damages as set forth in Article 7 of the Purchase Agreement.

     D. This Escrow Agreement sets forth the basis on which the Escrow Agent will receive and hold, and make disbursements from, the Escrow Fund and the duties for which the Escrow Agent will be responsible.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. APPOINTMENT. Buyer and Seller appoint Escrow Agent as escrow agent to serve in such capacity in accordance with the terms and conditions set forth in this Escrow Agreement. Escrow Agent hereby accepts such appointment.

     2. PURCHASE AGREEMENT. The Escrow Agent acknowledges receipt of a copy of the Purchase Agreement; however, except for reference thereto for definitions of certain words or terms not defined herein, the Escrow Agent is not charged with any duties or responsibilities with respect to the Purchase Agreement.

     3. ESCROW AMOUNT. On the Closing Date, Buyer shall deposit, or shall cause to be deposited, the Escrow Amount directly with the Escrow Agent, the receipt of which shall be acknowledged to Buyer and Seller, and the same accepted, by the Escrow Agent as escrow agent hereunder. The Escrow Fund, as such term is used herein, shall include the Escrow Amount deposited pursuant to this Section 3 and any interest and earnings thereon, less any payments or distributions made hereunder.

     4.   INVESTMENT.

          (a) The Escrow Fund shall be invested by the Escrow Agent, without distinction as to principal and income, upon receipt of written instructions in the form attached hereto as Exhibit A executed by one of the officers of Buyer named in Exhibit B hereto and by one of the officers of Seller named in Exhibit C hereto, in one or more of the following investments: (i) interest bearing open-ended or time deposits of any United States bank with assets in excess of U.S.$500,000,000 (including any affiliate of Escrow Agent that meets such capital requirements); or (ii) any other investment vehicle pursuant to the written instructions from Buyer and Seller including, without limitation, money market and other mutual funds offered or advised by Escrow Agent or any of Escrow Agent's affiliates. The Escrow Agent shall not be liable for any loss resulting from any investment made pursuant to written instructions of Buyer and Seller. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Fund pursuant to Section 5 hereof. In effecting any such sale or liquidation Escrow Agent may without inquiry rely upon written instructions from an authorized officer of Buyer (as set forth on Exhibit B) and Seller (as set forth in Exhibit C), or an successor of such authorized officer, as to which investments to sell or liquidate.

          (b) The parties acknowledge that payment of any interest earned on the funds invested in this escrow will be subject to backup withholding penalties unless either a properly completed Internal Revenue Service Form W8 or W9 certification is submitted to Escrow Agent at the time of execution of this Agreement.

     5.   CLAIMS UPON ESCROW FUND.

          (a) In the event that any SVG Indemnified Party (an "INDEMNIFIED PARTY") has a Claim against Seller for which such Indemnified Party desires to be indemnified as provided in the Purchase Agreement, the Indemnified Party shall notify Seller of such Claim in accordance with Article VII of the Purchase Agreement, with a copy to the Escrow Agent, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "CLAIM NOTICE"). If Seller does not notify in writing the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that Seller disputes such Claim, with a statement in reasonable detail (to enable the Indemnified Party to understand the nature of the dispute) of the basis of such position (a "NOTICE OF OBJECTION"), a copy of which is delivered to the Escrow Agent, the amount of such Claim shall be conclusively deemed indemnifiable from the Escrow Account, and the Escrow Agent shall deliver to the SVG Indemnified Party out of the Escrow Amount cash in an amount equal to the Damages as specified in the Claim Notice.

          (b) In case a Notice of Objection is delivered to the Indemnified Party in accordance with this Section 5, the Indemnified Party shall respond in a written statement to the Notice of Objection within thirty (30) days and, for sixty (60) days thereafter, the parties shall attempt in good faith to resolve such dispute. If the parties should so agree, a memorandum (a "CERTIFICATE OF RESOLUTION") setting forth such agreement shall be prepared and signed by both parties, and the Escrow Agent shall be entitled to rely on the Certificate of Resolution and distribute cash from the Escrow Fund in accordance with the terms thereof.

          (c) If the parties do not resolve the dispute within such sixty (60) day period, either party may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any arbitration under this Section 5 shall be conducted in accordance with Section 9.7 of the Purchase Agreement and the decision of the arbitrators shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order (an "AWARD") determined by the arbitrators. The Escrow Agent shall be entitled to act in accordance with an Award and make or withhold payments out of the Escrow Fund in accordance herewith.

     6.   ESCROW PROVISIONS.

          (a) The Escrow Agent may rely without inquiry or investigation and shall be protected in acting or refraining from acting upon any written notice, request, waiver, consent, receipt or other paper or document from any officer of Seller named in Exhibit C or any officer of Buyer named in Exhibit B, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, that the Escrow Agent in good faith believes to be genuine. The Escrow Agent may disregard any and all notices or instructions received from any source, except only (i) such notices or instructions as are specifically provided for in this Agreement or any other notice signed by Seller and Buyer and (ii) orders or process of any court entered or issued with or without jurisdiction. If from time to time any property held pursuant to this Agreement becomes subject to any levy, attachment, order, judgment, decree, injunction or other judicial, administrative, or regulatory process ("ORDER"), the Escrow Agent may comply with any such Order without liability to any person, even though such Order may thereafter be annulled, reversed, modified or vacated.

          (b) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for any liability arising from its own gross negligence, willful misconduct or bad faith. In no event shall the Escrow Agent be liable to any person for punitive, special, indirect or consequential damages of any kind, even if it is advised of the possibility thereof.

          (c) The Escrow Agent shall be entitled to consult with counsel, who may be inside counsel, of its choice with respect to the interpretation of the provisions hereof, and any other legal matters relating hereto, and shall be fully protected in taking any action or omitting to take any action in good faith in accordance with the advice of such counsel.

          (d) Buyer and Seller jointly and severally agree to indemnify and hold the Escrow Agent harmless for any and all claims, liabilities, costs, payments and expenses of Escrow Agent in connection with its performance of its duties hereunder, including without limitation, reasonable fees and expenses of counsel for court actions, or for anything done or omitted by it in the performance of this Escrow Agreement, except as a result of the Escrow Agent's own gross negligence, willful misconduct or bad faith.

          (e) All evidence of investment of funds in the Escrow Fund (including, but not limited to, savings account passbooks, certificates, notes and other similar items) shall be kept in a place of safekeeping at an office of the Escrow Agent, or with a safe deposit company, including any such safe deposit company owned in whole or in part by the Escrow Agent or by any affiliate of the Escrow Agent. The Escrow Agent shall keep accurate accounts of all income and interest earned by the funds in the Escrow Fund. Within thirty
(30) days after the close of each calendar month, Escrow Agent shall provide Seller and Buyer statements on deposits and other investments of the Escrow Fund in accord with its usual practices.

          (f) One-half (1/2) of the fees and related expenses of the Escrow Agent for its services hereunder (including fees and expenses of its legal counsel) shall be paid by Buyer and one-half (1/2) of such fees and expenses shall be paid by Seller. Escrow Agent's fees for its duties shall be as set forth on Exhibit D attached to this Agreement plus reasonable out-of-pocket costs. Such amounts shall be in addition to other amounts payable by the parties pursuant to Section 6(d) and other provisions hereof.

          (g) None of the provisions contained in this Escrow Agreement shall require the Escrow Agent to advance or risk its own funds in the performance of its duties herein described.

          (h) Without limiting the Escrow Agent's rights under any other provision hereof, whenever the Escrow Agent should receive or become aware of any conflicting demands or claims with respect to this Agreement or the rights of any of the parties hereto or any property held hereunder, the Escrow Agent may without liability refrain from any action until the conflict has been resolved, or alternatively, may tender into the registry or custody of any court which the Escrow Agent determines to have jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, less a reasonable allowance for its legal fees and expenses, and thereupon be discharged from all further duties and liabilities under this Agreement. Any inaction or filing of proceedings pursuant to this section shall not deprive the Escrow Agent of its compensation during such inaction or prior filing.

          (i) Except as and if specifically provided herein concerning investments of cash, the Escrow Agent shall have no liability to pay interest on any money held pursuant to this Agreement. The Escrow Agent may use its own bond department or any affiliate of Escrow Agent in purchasing or selling securities. The Escrow Agent shall not be liable for any depreciation or change in the value of such documents or securities or any property evidenced thereby or for any losses incurred in liquidating securities or other property to satisfy a distribution request. All distributions provided for hereunder shall be made by the Escrow Agent from the Escrow Fund to the extent thereof, subject to deductions allowed to be made by Escrow Agent as provided elsewhere herein.

          (j) The Escrow Agent shall not be responsible for any recitals of fact in this Agreement, or for the sufficiency, form, execution, validity or genuineness of any documents or securities deposited under this Agreement or for any signature, endorsement or lack of endorsement thereon, or for the accuracy of any description therein, or for the identity, authority or rights of the persons executing or delivering the same or this Agreement.

          (k) Although the Escrow Agent may demand specific authorizations (including corporate resolutions, incumbency certificates and the like) or identification from a party or its representative prior to taking any action hereunder, no such demand shall constitute a waiver or deprive the Escrow Agent of the protections afforded by this Agreement.

          (l) The Escrow Agent shall not be responsible for any delays or failure to perform caused by circumstances reasonably beyond its control, including but not limited to: breaches by other parties of their obligations hereunder; delays by messengers or other independent contractors; mechanical or computer failures; malfunctioning or breakdowns in public utilities, securities exchanges, Federal Reserve Banks or securities depositories; interference by governmental units; strikes, lockouts or civil disobedience; fires or other casualties; acts of God or other similar occurrences.

     7. SUCCESSOR ESCROW AGENT. The Escrow Agent, or any successor, may resign at any time upon giving written notice to Buyer and Seller at least thirty (30) days before such resignation shall take effect. In addition, Buyer and Seller may terminate the Escrow Agent's appointment as escrow agent upon giving written notice (jointly signed by Buyer and Seller) to the Escrow Agent at least thirty
(30) days before such termination shall take effect. If the Escrow Agent shall resign, be terminated or be unable to serve, then it shall be succeeded by such bank or trust company jointly named by Buyer and Seller in such thirty (30) day period, or if no such appointment is made by that time, then it shall be succeeded by a bank or trust company appointed by a court of competent jurisdiction upon petition by any of Escrow Agent, Buyer or Seller (in which action the other parties shall be afforded a reasonable opportunity to participate) to appoint a successor escrow agent, or the Escrow Agent may tender the Escrow Fund into court as provided elsewhere in this Agreement. The Escrow Agent shall transfer the Escrow Fund to its successor and shall thereupon be discharged from any obligation to perform further services under this Agreement, and the successor shall thereupon succeed to all of the rights, powers and duties and shall assume all of the obligations of the Escrow Agent originally named in this Escrow Agreement. Notwithstanding any other provision hereof, the obligation of Buyer and Seller to Escrow Agent under Sections 6(d) and 6(f) shall survive any resignation or removal of Escrow Agent or any termination of this Agreement.

     8. PAYMENT OF TAXES. Watkins-Johnson shall be treated as the owner of the Escrow Fund for all tax purposes while and to the extent that the Escrow Fund is held by the Escrow Agent. The Escrow Agent shall furnish such information to the other parties hereto as shall be requested in writing for tax preparation purposes by such parties.

     9.   TERMINATION.

          (a) Unless extended in writing by the parties hereto, the escrow provided for in this Escrow Agreement shall expire on the later of (i) the Escrow Release Date, and (ii) the final resolution of, and the final disbursement of funds to satisfy, any and all Pending Claims (the "TERMINATION DATE").

          (b) Promptly following the Escrow Release Date, the Escrow Agent shall, to the extent funds are available therefor in the Escrow Fund and in the following order of priority:

               (i) withhold funds in the Escrow Fund (but not exceeding the Escrow Amount, when combined with any other sums distributed from the Escrow Fund to Buyer) in sufficient amount, or to the extent funds are available therefor, to satisfy the maximum amount of any indemnification obligations of Seller estimated by Buyer in its written instructions relating to any and all Pending Claims (which estimate shall be made in good faith by Buyer); and

               (ii) distribute any funds remaining after the allocations and distributions provided for in clause (i) above to Seller.

          (c) Promptly following the Termination Date, the Escrow Agent shall, to the extent funds are available therefor in the Escrow Fund after payment in satisfaction of any indemnification obligations of Seller pursuant to Section 5, distribute any remaining funds in the Escrow Fund to Seller.

     10.  GENERAL PROVISIONS.

          (a) Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

          (b) Buyer, on the one hand, and Seller, on the other, may, to the extent legally allowed, waive compliance with any of the agreements or conditions for the benefit of such party con tained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (c) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to Buyer, to:

                    Silicon Valley Group, Inc.
                    101 Metro Drive, Suite 400
                    San Jose, California  95110
                    Attention: Chief Financial Officer
                    Telephone No.:  (408) 441-6700
                    Facsimile No.:  (408) 467-5828

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California  94304-1050
                    Attention:  Aaron J. Alter, Esq.
                    Telephone No.:    (650) 493-9300
                    Facsimile No.:   (650) 493-6811

               (ii) if to Seller, to:

                    Watkins-Johnson Company
                    333 Hillview Avenue
                    Stanford Research Park
                    Palo Alto, California  94304-1223
                    Attention: Chief Financial Officer
                    Telephone No.: (650) 813-2480
                    Facsimile No.:  (650) 813-2960

                    with a copy to:

                    Heller Ehrman White & McAuliffe
                    333 Bush Street
                    San Francisco, California 94104-2878
                    Attention:  Daniel E. Titelbaum, Esq.
                    Telephone No.: (415) 772-6134
                    Facsimile No.:  (415) 772-6268

               (iii) if to the Escrow Agent:

                     U.S. Bank Trust N.A.
                     Escrow Depository Services
                     One California Street, 4th Floor
                     San Francisco, CA 94111
                     Attention:  Ann Gadsby
                     Telephone No.: (415) 273-4532
                     Facsimile No.:  (415) 273-4593

                     with a copy to:

                     US Bank Trust N.A.
                     180 East Fifth Street
                     St. Paul, MN 55101
                     Attention:  Tim Lodholz

          (d) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          (f) This Agreement, the Purchase Agreement (for purposes of definition only) and the exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (g) Neither this Escrow Agreement nor any beneficial interest therein may be sold, assigned or otherwise transferred, including by operation of law, by Buyer or Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Buyer or Seller, except as provided herein or as would not adversely affect the rights of Seller or Buyer, respectively, under this Escrow Agreement. Any such attempted transfer in violation of this Section shall be null and void.

          (h) This Escrow Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of Buyer and its subsidiaries, and their respective successors and assigns, the Escrow Agent and its successors, Seller and its respective successors, assigns, administrators and legal representatives.

          (i) In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (j) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (k) This Agreement shall be governed by and construed in accordance with the laws of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (l) No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, partner of any party hereto or any other Person unless specifically provided otherwise herein.

          (m) Time is of the essence in performing any of the actions hereunder.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties have executed or caused this Escrow Agreement to be duly executed as of the day and year first above written.


                                        SILICON VALLEY GROUP, INC.


                                        By: /s/ RUSSELL G. WEINSTOCK
                                           -------------------------------------

                                        Title:  Vice President,
                                                Chief Financial Officer
                                              ----------------------------------


                                        WATKINS-JOHNSON COMPANY


                                        By: /s/ SCOTT G. BUCHANAN
                                           -------------------------------------

                                        Title:  Vice President,
                                                Chief Financial Officer


                                        ESCROW AGENT:

                                        U.S. BANK TRUST NATIONAL ASSOCIATION


                                        By: /s/ ANN GADSBY
                                           -------------------------------------

                                        Title:  Vice President
                                              ----------------------------------

                                    EXHIBIT A


_________________, 1999

U.S. Bank Trust N.A.
Escrow Depository Services
One California Street, 4th Floor
San Francisco, CA 94111
Attn:   Ann Gadsby

     RE: ESCROW ACCOUNT INVESTMENT INSTRUCTIONS

To: Escrow Agent under the Escrow Agreement, dated _________ __, 1999, among Silicon Valley Group, Inc., Watkins-Johnson Company and ____________ (the "ESCROW AGREEMENT")

     Pursuant to the terms of the Escrow Agreement, you are hereby instructed to invest the funds held in the Escrow Account in the following investment(s):



     Interest income should be reinvested in such investment vehicle. Thank you for your assistance in this matter.


SILICON VALLEY GROUP, INC.


By:
   ------------------------------------
   Name:
   Title:


WATKINS-JOHNSON COMPANY


By:
   ------------------------------------
   Name:
   Title:

                                    EXHIBIT B

                           SILICON VALLEY GROUP, INC.
                               AUTHORIZED OFFICERS


           NAME AND TITLE                                SIGNATURE
-------------------------------------      -------------------------------------
Papken S. Der Torossian
President and Chief Executive Officer      -------------------------------------

Russell G. Weinstock
Chief Financial Officer                    -------------------------------------

                                    EXHIBIT C

                             WATKINS-JOHNSON COMPANY
                               AUTHORIZED OFFICERS


           NAME AND TITLE                                SIGNATURE
-------------------------------------      -------------------------------------
W. Keith Kennedy, Jr.
President and Chief Executive Officer      -------------------------------------

Scott G. Buchanan
Chief Financial Officer                    -------------------------------------

Darryl Quan
Controller                                 -------------------------------------